Exhibit 9.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this _______ day of November, 2004 by and between BAD TOYS HOLDINGS, INC., a Nevada Corporation (“BUYER”) and GAMBLER MOTORCYCLE COMPANY, a Tennessee Corporation and GAMBLER COMPETITION CENTER, INC., a Tennessee Corporation (hereinafter collectively called “SELLER”), with BUYER and SELLER (hereinafter referred to at times as a “PARTY” and collectively as the “PARTIES”).

A G R E E M E N T

NOW THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten ($10.00) Dollars cash in hand paid, and other valuable consideration as stated herein the parties agree as follows:

1. Purchase and Sale. BUYER purchases, and SELLER sells and transfers to BUYER all of SELLER’S assets, real, personal and mixed, tangible and intangible, and regardless of where located, for the price and upon the terms and conditions set forth in this Agreement. Such assets include, without limitation, the inventory of SELLER, and those shown on the attached Exhibit “1” listing fixed assets. The assets also specifically include, but are not limited to, the rights to the name Gambler Motorcycle Company and Gambler Competition Center, Inc., and any derivatives thereof, the telephone numbers, facsimile numbers, website, e-mail addresses, franchise or dealership rights, trademarks and logo, advertising materials, contracts, and good will. The purchase and sale does not include the accounts receivable, if any, and of SELLER, cash in bank of SELLER, and financial records and corporate records of SELLER.

2. Representations and Warranties. SELLER represents and warrants that:

(a) SELLER has good and merchantable title, free and clear of all third-party claims, to all of its’ assets being sold;

(b) The consummation of this Agreement does not violate any agreement or restriction to which SELLER is subject;

(c) The inventories being sold are good and merchantable and suitable for sale in the ordinary course of business excepting only for items which are salvage value;

(d) SELLER is not aware of any circumstance, adverse condition, ruling or order which may affect the manner of operation of the business by BUYER. SELLER is not aware of any adverse condition affecting BUYER’S right to use the same suppliers and materials as SELLER.

(e) All other property, machinery, and equipment being sold is in good operating condition and repair, has been properly maintained, and is suitable for the business purposes, and is subject only to normal wear and tear; and

(f) SELLER has taken all steps and obtained all authorizations necessary to consummate this transaction.

3. Price And Terms Of Payment. In consideration of the foregoing purchase and sale, BUYER will pay to SELLER the sum of $825,000.00 upon the following terms:

(a) Partial consideration of Four Hundred Twelve Thousand Five Hundred ($412,500.00) Dollars in cash, bank check, or other collected funds to be paid to SELLER on or before November 29, 2004. SELLER acknowledges the receipt of Sixty-five Thousand ($65,000.00) Dollars as partial payment of consideration which is non-refundable and which will be applied to the purchase price. Any other funds or deposits received on or before November 29, 2004 are non-refundable up to the total sum of One Hundred Seventy-five ($175,000.00) Dollars which includes the original Sixty-five Thousand ($65,000.00) Dollar deposit. Funds received will be applied Three Hundred Twenty-five Thousand ($325,000.00) Dollars to Gambler Motorcycle Company and Eighty-seven Thousand Five Hundred ($87,500.00) Dollars to Gambler Competition Center, Inc. . The payment of Four Hundred Twelve Thousand Five Hundred ($412,500.00) Dollars on or before November 29, 2004 will result in the Part One Closing as hereinafter described in this Agreement;

(b) Should BUYER fail to pay the partial consideration hereinabove of Four Hundred Twelve Thousand Five Hundred ($412,500.00) Dollars as due on or before November 29, 2004 as required on a timely basis, then in that event this Asset and Purchase Agreement shall be terminated and SELLER shall have the right to retain all sums paid up to One Hundred Seventy-five ($175,000.00) Dollars. Any sums paid on or before November 29, 2004 exceeding One Hundred Seventy-five Thousand ($175,000.00) Dollars will be refunded to BUYER if prior to the Part One Closing;

(c) An additional partial consideration of Four Hundred Twelve Thousand Five Hundred ($412,500.00) Dollars payable in eight (8) equal consecutive monthly installments on the third day of each month beginning January 3, 2005, together with interest at the rate of five (5%) percent per annum, each payment being Fifty-two Thousand Five Hundred Thirty-three and 99/100

($52,533.99) Dollars per month, until all remaining sums are paid in full. The installment payments will be made payable to Gambler Competition Center, Inc.. The Part Two closing as hereinafter defined in this Agreement, will occur upon the completion and payment in full of the remaining consideration, which includes the installment payments with accrued interest thereon;

(d) Should BUYER fail to timely pay any installment of the partial consideration described in Subparagraph (c) hereinabove on a timely basis, then in that event SELLER may immediately terminate the Asset and Purchase Agreement and retain all funds paid to date. SELLER may immediately take possession of all remaining assets. SELLER shall have no obligation to transfer any portion of the remaining assets to BUYER in the event of BUYER’S failure to make the consideration installment payments as agreed herein. Further, SELLER shall have the right to enforce as liquidated damages its’ lien upon the truck and trailer conveyed to BUYER in the Part One Closing in the total amount of Eighty Thousand ($80,000.00) Dollars.

4. Closing. The closing of the sale and purchase transaction will take place in two parts as follows:

a. Part One Closing. Upon the full payment of the partial consideration of Four Hundred Twelve Thousand Five Hundred ($412,500.00) Dollars on or before November 29, 2004, as defined in Paragraph 3(a) hereinabove, the SELLER will convey to BUYER by a good and valid Bill of Sale all current inventory of SELLER and the 2004 Chevrolet truck (VIN # 1GCJC33104F152428) and 2004 thirty-eight (38’) foot trailer (VIN # 1S9ER38334E468753), with the truck and trailer subject to a first lien encumbrance for the payment of the additional partial consideration defined in Paragraph 3(c) hereinabove;

b. Part Two Closing. Part Two Closing consists of the transfer of all remaining assets of SELLER to BUYER as specified in this Agreement. Part Two Closing will be conducted only upon the completion of the Part One Closing and upon the payment in full of the remaining partial consideration of Four Hundred Thousand Five Hundred ($412,500.00) Dollars as defined in Paragraph 3(c) of this Agreement; including all accrued interest thereon. Title to all remaining assets shall pass from SELLER to BUYER at Part Two Closing by good and valid Bill of Sale subject to the terms and conditions of this Agreement. Upon the payment in full of all consideration, the lien and security interest against the truck and trailer will be released by SELLER;

5. Lease. This transaction contains no Lease Agreement regarding the facilities necessary to operate a business as contemplated under this Agreement. It is BUYER’S responsibility to obtain the necessary facilities. The assets contemplated to be transferred under this Agreement are located at 128 Volunteer drive, Hendersonville, Sumner County, Tennessee.

6. Employees. Schedule 2 attached hereto identifies the employees of SELLER who will be offered employment by BUYER subsequent to the closing. The terms of employment for each retained employee may or may not be less favorable that those offered by SELLER on the date hereof. SELLER agrees to pay, perform and discharge any and all liabilities or obligations owed to any retained employee for wages or benefits occurring on or prior to the closing date, including any severance or termination costs which arise as a result of termination after the closing date. SELLER shall remain liable for all liabilities for all worker’s compensation, disability and occupational illness or with respect to all of SELLER’S employees attributable to injuries, claims, conditions, events or occurrences occurring on or before the closing date. BUYER must retain employees until February 28, 2005. BUYER is responsible to reimburse SELLER for any increase or unemployment taxes resulting from BUYER’S termination of employees.

7. Assistance. SELLER shall cooperate with and assist BUYER and its’ authorized representative in order to provide, to the extent reasonably requested by BUYER, an efficient transfer of control of the purchased assets and to avoid any undue interruption in the activities and operation of the business following the Part One Closing date. SELLER agrees to cooperate and assist BUYER up until February 1, 2005. SELLER will be compensated at the rate of Fifty ($50.00) Dollars per hour for on site consultation Monday through Friday 9:00 a.m. to 5:00 p.m. and at a rate of Twenty-five ($25.00) Dollars per hour for any telephone consultation.

8. Execution Of Documents. SELLER and BUYER agree and acknowledge that each will execute any and all documents necessary to effectuate the transfer of all assets and rights to assets specifically listed and/or contemplated transferred under this transaction whether at the time of closing or after the closing as may be reasonably required.

9. COVENANTS NOT TO COMPETE.

a. Non-Compete. SELLER, collectively and individually, agrees that during the period starting on the Part Two closing date and continuing through the longer of (i) five (5) years from the closing date, or (ii) through three (3) years after termination (for any reason) of Spurlock’s employment with BUYER (the “Restrictive Period”), neither Spurlock, including without limitation their officers, directors, and successors shall not, directly or indirectly, anywhere in the State of Tennessee; (i) participate or engage in any business which complete with the business or the BUYER, whether as owner, operator, officer, director, creditor, consultant, partner, agent, employee or otherwise of (ii) hire or attempt to hire, or contract or attempt to contract with, any officers, employees, agents, independent contractors or other persons or entities that have a contractual, fiduciary or other type of relationship (whether written or oral) with the business of BUYER. Notwithstanding the foregoing. This covenant is expressly enforceable by all assignees and/or successors of BUYER. This covenant is void should SELLER reacquire the business or assets for any reason, or should this transaction not be completed in full.

b. Nonsolicitation.

(i) Third Parties. During the Restrictive Period, SELLER shall not, directly, solicit, encourage, facilitate or induce any customer, supplier, agent, sales representative, employee, consultant, or licensee of the business or BUYER or any of its’ affiliates to breach any agreement or contract with, or discontinue his, her, or its’ business relationships with the business or BUYER or its’ affiliates.,

(ii) Employees. SELLER covenants and agrees that during the Restrictive Period, it shall not specifically solicit, attempt to specifically hire, or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of BUYER, including a retained employee, except with the prior written consent of BUYER.

c. Confidentiality. SELLER shall not, directly or indirectly, disclose to anyone, or use in competition with the BUYER or the business, any confidential information. For purposes of this Agreement, “Confidential Information” shall mean information relating to the business, and potential business, including, without limitation, trade secretes, financial information, marketing and business plans, methods of providing services, practices, documentation, drawings, facilities, customers, policies, suppliers, pricing, customer lists and leads, and other information and know-how that has actual or potential economic value to the BUYER because it is not generally known to others and is not readily ascertainable by them. The restrictions of this Section 11 (c) shall not apply to information (i) which enters the public domain through no fault of the SELLER; (ii) the disclosure of which is required by final order of a court of competent jurisdiction.

d. Judicial Modification. In the event that any court finally holds that the time or territory or any other provision stated in this Section constitutes an unreasonable restriction, then the PARTIES hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

10. Right of Temporary Operation.

(a) Upon the completion of the Part One Closing, BUYER shall have the right to take physical possession of all assets, fixed or otherwise, defined under this Agreement, and to operate the business contemplated hereunder as the Manager of said business operation. The ownership of said assets shall remain with the SELLER.

(b) BUYER will be entitled to full operational control, and will have the responsibility to perform all business functions previously performed by SELLER. BUYER will be responsible for payment of all expenses of business operation, including payment of employees, rent, utilities, insurance, vendors, taxes, and any and all other operating expenses. BUYER will specifically insure all equipment, including but not limited to, truck, trailer, and fixed assets listed on Schedule 1 of this Agreement and shall list SELLER as an additional insured for casualty and liability purposes.

(c) BUYER shall have the right to receive and retain all revenues, including profits, for work performed and movies collected during the terms of this right of temporary operation.

(d) BUYER will maintain all equipment in a good operating condition and will not allow waste to occur. BUYER will allow no lien or encumbrance to attach to assets of SELLER, and will execute any documents requested by SELLER to secure SELLER’S interest.

(e) Should BUYER fail to make the required installments payments under Paragraph 3(c) of this Agreement, then in that event BUYER will immediately surrender all fixed assets to SELLER. BUYER will not remove any assets from Sumner County, Tennessee, except truck and trailer, until completion of Part Two Closing contemplated hereunder.

(f) This Right of Temporary Operation shall expire on August 3, 2005, or upon termination by SELLER for non-performance of BUYER, or by mutual agreement of the PARTIES.

11. Notices. Any notices required or permitted to be given shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed in the case of notice to SELLER to                                                                                  , and in the case of notice to BUYER                                         .

IN WITNESS WHEREOF, the parties have executed this Agreement, on the day and date stated above.

BUYER:

BY:

TITLE:

SELLER:

BY:

TITLE:

EXHIBIT 1

FADAL MILLING CENTER W/5TH AXES SOFTWARE	86,957.53
FADAL MILLING CENTER W/5TH AXES	95,389.00
CK – 2 LATHE	50,432.10
HYUNDAI LATHE	67,940.70
TORSION BAR PRESS	3,500.00
TORSION BAR POLISHER	2,070.00
TORSION BAR HOBB	3,000.00
20,000 TON PRESS	28,500.00
SMALL PUNCH PRESS	7,500.00
MANUAL MILLS (2)	15,000.00
SMALL COMPUTER MILL	21,500.00
MAGNET TABLE & DRILL	5,450.00
BAND SAW	2,975.00
HOT SAW	1,050.00
WELDERS (4)	10,850.00
COMPUTER BENDER	33,200.00
MANUAL BENDER	3,000.00
MANUAL LATHE	15,000.00
PARTS WASHER EPA APPROVED	1,050.00
SAND BLASTER	5,400.00
WELDING TABLES	2,000.00
NON-WING CAR JIG METAL	7,500.00
ALUMINUM FRAME TABLES (3@ 65,000.00 EACH)	195,000.00
COMPUTER SYSTEM	21,200.00
SOFTWARE (AUTO CAD, MECHANICAL DESKTOP VIRTUAL GIBBS & BEND TECH)	30,000.00
SPINDLE FORGING DIES	21,000.00
HUB FORGING DIES	8,400.00
FIXTURE TOOLING	100,000.00
PRINTS & DESIGNS	150,000.00
12 FOOT RULE	2,100.00
FIXTURES FOR SPRINT CARS	125,000.00
INVENTORY AT COST	75,000.00
HAND TOOLS & MISC	5,000.00
SMALL PARTS TRUCK USED	1,000.00
SHELVING & PACKING MATERIALS	2,500.00
SHOW TRUCK & TRAILER	80,000.00
EXPENDABLE TOOLING (DRILL BITS, MILLS, ETC)	15,000.00
OFFICE EQUIPMENT (DESKS, CHAIRS, ETC)	5,000.00
INVENTORY	75,000.00

TOTAL	1,380,464.33